Exhibit 99.1

            Community Bancorp Announces Dividend Increase

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Feb. 1, 2005--The board of directors of Community Bancorp Inc. (the "Company") (NASDAQ:CMBC) today announced an increase in the company's common stock cash dividend for the first quarter 2005 to $0.10 per share, up 100% from the $0.05 per share previously paid.
    The increased dividend will be payable on March 31, 2005, to stockholders of record on March 15, 2005.
    On January 27, 2004, the company announced record earnings of $8.4 million for the year ended December 31, 2004.
    "We were extremely pleased with the results for 2004," stated Gary
W. Deems, Chairman of the Board of Community Bancorp Inc. "We want to continue to reward our shareholders for the confidence they have placed in our board and management."

    GENERAL INFORMATION

    Community Bancorp is a bank holding company with $641 million in assets as of December 31, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with ten retail banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com